Exhibit 99.1

Media Relations Contact: Clive Over (408) 658-1617 clive.over@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES NEW $2.5 BILLION SHARE REPURCHASE AUTHORIZATION

CUPERTINO, CA — April 22, 2015 — Seagate Technology plc (NASDAQ: STX) (the “Company” or “Seagate”) today announced that its Board of Directors has authorized the Company to repurchase up to $2.5 billion of its outstanding ordinary shares (the “April 2015 Authorization”). As a result of the April 2015 Authorization, Seagate currently has an aggregate authority to repurchase approximately $3.1 billion of its ordinary shares. Share repurchases under the April 2015 Authorization may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or by any combination of such methods. The timing and actual number of shares repurchased will depend on a variety of factors including the ordinary share price, corporate and regulatory requirements and other market and economic conditions. The share repurchase authorization may be suspended or discontinued at any time.

“The repurchase authorization reflects the confidence that the Board and the executive management team have in Seagate’s ability to generate cash, while still investing in innovation and growth opportunities.” said Steve Luczo, Seagate’s chairman and chief executive officer.

About Seagate

Seagate creates space for the human experience by innovating how data is stored, shared and used. Learn more at www.seagate.com.

©2015 Seagate Technology LLC. All rights reserved. Seagate. Seagate Technology and the Seagate logo, are trademarks or registered trademarks of Seagate Technology LLC or its affiliates in the United States and/or other countries. All other trademarks or registered trademarks are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. These forward-looking statements are based on information available to Seagate as of the date of this press release. In particular, such statements include whether and when the Company may exercise its authority to repurchase its ordinary shares and the methods and timing of such potential purchases. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Report on Form 10-K filed with the U.S. Securities and Exchange Commission on August 7, 2014, the “Risk Factors” section of which is incorporated into this document by reference and other documents filed with or furnished to the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.